Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-117662, 333-136737, 333-155349, 333-179235 and 333-203037) of our report dated September 28, 2016 on the financial statements of Accutronics Limited for the year ended August 31, 2015, which appear in this Current Report on Form 8-K/A of Ultralife Corporation.

/s/ Dains LLP

Dains LLP

Birmingham, United Kingdom

November 30, 2016